ACCOUNTANTS' CONSENT


The Board of Directors
Lasertron, Inc.


We consent to the inclusion of our report dated March 22, 1995, with respect to the consolidated balance sheets of Lasertron, Inc. and subsidiaries as of January 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1995, which report appears in the Form 8-K of Oak Industries Inc. dated September 14, 1995.

                                    KPMG PEAT MARWICK LLP


Boston, Massachusetts
September 14, 1995